Exhibit 99.1

Company Contact:	Investor Contacts:
Pet DRx Corporation Steven T. Johnson, President & Chief Operating Officer (sjohnson@petdrx.com) (615) 369-1914 – www.petdrx.com	Lippert/Heilshorn & Associates, Inc. Bruce Voss (bvoss@lhai.com) Don Markley (dmarkley@lhai.com) (310) 691-7100 – www.lhai.com

PET DRx APPOINTS HARRY L. ZIMMERMAN AS INTERIM CFO AND
KYLE MORSE AS CHIEF ACCOUNTING OFFICER

Brentwood, Tenn. — October 17, 2008 — Pet DRx Corporation (NASDAQ: VETS) today announced it has appointed the Company’s Chief of Business Development, Harry L. Zimmerman, to also serve as interim Chief Financial Officer effective Monday, October 13, 2008. Mr. Zimmerman will continue in his business development capacity, and will report to Gene Burleson, Pet DRx’s Chief Executive Officer. Additionally, Pet DRx announced that it has appointed Vice President and Corporate Controller Kyle Morse to serve as the Company’s Chief Accounting Officer. Mr. Morse will report to Mr. Zimmerman.

As announced on August 14, 2008, Gregory Eisenhauer notified the Company of his decision to resign as Chief Financial Officer effective November 30, 2008. In order to ensure a smooth transition with continuity of accurate and timely financial reporting, Mr. Eisenhauer shall continue to serve as Pet DRx’s principal financial officer until November 30, with responsibility for the preparation of the Company’s Form 10-Q for the quarterly period ended September 30, 2008 to be filed with the U.S. Securities and Exchange Commission.

Pet DRx’s Chief Executive Officer Gene Burleson commented, “Pet DRx is fortunate to have a seasoned executive of Harry’s caliber step in to perform the responsibilities of the chief financial officer until a permanent replacement for Gregg is appointed. Harry’s experience with the financial markets and with growing companies will be an asset to Pet DRx during this transitional time.” Mr. Burleson added “Kyle’s appointment as our chief accounting officer is appropriate given Kyle’s significant contributions to the company on the financial reporting front and his in-depth knowledge of the Company.”

Mr. Zimmerman served as Executive Vice President and General Counsel of Encore Medical Corporation from early 1994 until the end of 2007. During that time, Encore grew from approximately $5 million to over $450 million in revenue in 2006 when it was acquired by The Blackstone Group in a going-private transaction for a purchase price of approximately $900 million. While with Encore, Mr. Zimmerman was actively involved with many areas of the company, including the numerous acquisitions it made between 2001 and 2007, and was part of the management and finance team that raised over $1 billion in debt and equity financing. Prior to joining Encore, Mr. Zimmerman was a senior corporate associate with the law firm of Winstead, Sechrest & Minich, P.C. Mr. Zimmerman has a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and a Juris Doctor from the University of Texas School of Law. He is also licensed as a Certified Public Accountant in Texas.

Mr. Morse has served as Vice President and Corporate Controller of the Company since November 2007 during which time he established the finance and accounting team and was instrumental in transitioning Pet DRx into a publicly reporting company. From August 2006 to October 2007, Mr. Morse served as Vice President of Finance and Administration for Edgenet, Inc., a software development company. From August 2004 to August 2006, he served as segment controller for SPX Corporation, a Fortune 500 global industrial manufacturer with financial reporting responsibility for 13 business units throughout Europe and the United States with combined annual revenues of approximately $2.5 billion. Prior to joining SPX, Mr. Morse was a manager with PricewaterhouseCoopers LLP in St. Louis, Missouri. Mr. Morse has a Bachelor of Science in Accounting from the University of Missouri – Columbia. He is also licensed as a Certified Public Accountant in Missouri.

About Pet DRx

Pet DRx Corporation provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals.  The Company currently owns and operates 25 leading veterinary hospitals in the state of California, which it has organized into unique, regional ’hub-and-spoke’ networks.  Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.

SAFE HARBOR STATEMENT

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to,  the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles and other risks detailed from time to time in the Company’s SEC reports, including its reports on Form 10-K and 10-Q, as well as its Current Report on Form 8-K/A filed on April 4, 2008, and the foregoing information should be read in conjunction with these filings.  These forward-looking statements speak only as of the date hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements, either as a result of new information, future events or otherwise.

# # # #